EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Company Name	Jurisdiction/Country
Hifn Limited	United Kingdom
Hifn Netherlands B.V.	Netherlands
Hifn International - Saian Microsystems, Inc. - Hangzhou Ansai Information Technology Co., Ltd., (contractually controlled)	Cayman Islands People’s Republic of China People’s Republic of China